Exhibit 10.2
Execution Copy
May 11, 2011
Franklin Credit Holding Corporation (“Holding”)
Franklin Credit Asset Corporation (“FCAC”)
Franklin Asset, LLC (“FA”)
The other Borrowers party to the Legacy Credit Agreement referred to below
Franklin Credit Management Corporation (“FCMC”)
101 Hudson Street, 25th Floor
Jersey City, New Jersey 07302
Attention: Thomas J. Axon, Chairman/President
Re: Settlement Term Sheet
Dear Tom:
We hereby refer to a certain Amended and Restated Credit Agreement dated March 31, 2009, among The Huntington National Bank, as Administrative Agent, The Huntington National Bank, Huntington Finance LLC, M & I Marshall & Ilsley Bank (“M&I”) and BOS (USA) Inc. (“BOS”), as Lenders, and Franklin Credit Asset Corporation, Franklin Asset, LLC and multiple subsidiary borrowers, as Borrowers (as amended prior to the date hereof, the “Legacy Credit Agreement”). All capitalized terms used in this Settlement Term Sheet and not otherwise defined herein shall have the meaning ascribed to such terms in the Legacy Credit Agreement.
Pursuant to the terms of the Legacy Credit Agreement, a Default has occurred and is continuing under Section 8.01(b) of the Legacy Credit Agreement, due to the failure of the Borrowers to make certain payments under one or more Interest Rate Hedge Agreements entered into in connection with the Indebtedness evidenced by the Legacy Credit Agreement (the “Specified Default”).
Voluntary Surrender and Debt Reduction. Due to the Specified Default and in consideration of the agreements contained herein, Franklin Asset, LLC, will obtain the consent of all its beneficial owners and will voluntarily surrender and transfer (the “Surrender”) to The Huntington National Bank (“Huntington”), in its capacity as a Lender under the Legacy Credit Agreement, (a) 154 shares of common stock (evidenced by Certificate No. 5) of Huntington Preferred Capital II, Inc., (b) 4,724.1330831 shares of class C Preferred Stock (evidenced by Certificate No. C-1) of Huntington Preferred Capital II, Inc. (the common shares described in clause (a) and the preferred shares described in clause (b) together are termed the “REIT Shares”), and (c) as of the closing date and at all times thereafter, all cash, securities, rights to receive dividends, other rights, income, interest distributions, other distributions, equity interests and property arising thereon or in connection therewith, replacements, exchanges, and substitutions therefor, securities accounts in which any of the above are held, all certificates or other instruments representing any of the foregoing and all security entitlements, and the proceeds (including dividends) of all the foregoing (together with the REIT Shares, the “REIT Collateral”), free and clear of any liens other than liens of the Administrative Agent.
In consideration of the Surrender of the REIT Collateral:
(i) Huntington will agree to reduce the amounts owing on its portion of the Tranche A Advances in accordance with the terms of the Legacy Credit Agreement by an amount not less than $478 million (the “Legacy Reduction”), and release, cancel and discharge Holding and FCMC from any liability in connection with the Specified Default and under any of the Interest Rate Hedge Agreements;

(ii) in addition, Huntington, in its capacity as a party to the applicable Interest Rate Hedge Agreements pursuant to which the Specified Default has occurred, will satisfy the indebtedness relating to its portion of the amounts owing by Holding or affiliates thereof in the aggregate approximate sum of $5,687,141.60 (which calculation excludes that portion that Holding or such affiliates owe to M&I (approximately $775,519.31) as a result of M&I’s right of subrogation for making payment of M&I’s risk participation interest in such Interest Rate Hedge Agreements);
(iii) further, Huntington, in such capacity, will obtain from M&I, a satisfaction of indebtedness with respect to M&I’s portion of the amounts owing under the Interest Rate Hedge Agreements specified in clause (ii) above (approximately $775,519.31);
(iv) in addition, Huntington, in its capacity as a party to the applicable Interest Rate Hedge Agreements which were terminated as of March 31, 2009 (in the notional amounts of $240,000,000 and $150,000,000, respectively), will satisfy indebtedness relating to its portion of the amounts owing by Holding or affiliates thereof in the aggregate approximate sum of $7,252,969.68 (which calculation excludes that portion that Holding or such affiliates owe to M&I (approximately $989,041.32) as a result of M&I’s right of subrogation for making payment of M&I’s risk participation interest in such Interest Rate Hedge Agreements); and
(v) further, Huntington, in such capacity, will obtain from M&I, a satisfaction of indebtedness with respect to M&I’s portion of the amounts owing under the Interest Rate Hedge Agreements specified in clause (iv) above (approximately $989,041.32);
(the reduction and satisfaction by Huntington and M&I referred to in clauses (i), (ii), (iii), (iv) and (v) above are collectively termed the “Debt Reduction”).
All agreements of the parties will be evidenced by a definitive settlement agreement (the “Settlement Agreement”) mutually acceptable to the parties and will contain, inter alia, the provisions discussed below.
Other Agreements of the Parties.
1.
Huntington, in its capacity as the Administrative Agent under the Legacy Credit Agreement, will use its good faith efforts to seek approval from the Required Lenders under the Legacy Credit Agreement for an amendment (“Legacy Amendment No. 3”), inter alia, of the following provisions:

(i) Deletion of Section 7.08 and consent to permit Franklin Servicing LLC to dissolve and transfer or distribute its assets to Holding or to merge such entity into Holding (and the Required Lenders shall consent to such dissolution, transfer, distribution or merger to the extent prohibited by any of the Loan Documents). The limited liability company’s equity interests of Franklin Servicing LLC shall be released from any security agreement or pledge in connection with any merger into Holding. In connection therewith, Holding shall prepare, deliver and certify an unaudited “stand alone” balance sheet of Franklin Servicing LLC to the Administrative Agent dated as of the date prior to any such merger, transfer or distribution;
(ii) Release Holding from any obligation under its Limited Recourse Guaranty dated March 31, 2009 (and remove Holding from definition of Guarantor) (provided that Holding shall remain a pledgor under its Amended and Restated Pledge Agreement dated March 31, 2009, other than with respect to the interests of Franklin Servicing LLC); and
(iii) Waiver of the Specified Default.

2. Huntington, in its capacity as agent under a certain Amended and Restated Credit Agreement (Licensing) dated March 31, 2009, among Huntington, as Administrative Agent and letter of credit issuer, Huntington Finance LLC as lender, Holding and FCMC as borrowers (the “Licensing Credit Agreement”), agrees to seek credit approval to amend and extend (“Licensing Amendment No. 4”) the maturity of the Licensing Credit Agreement to September 30, 2012, and delete Section 7.07 (a) “Net Income Before Taxes” from the Licensing Credit Agreement.
Settlement Agreement and Conditions Precedent to Closing of Settlement Agreement.
A. The parties hereto shall have conducted their respective due diligence with respect to regulatory, accounting and tax matters and shall have obtained regulatory approvals or other authorizations, as are necessary.
B. Promptly after full execution and delivery of this Settlement Term Sheet, the parties shall commence preparation of definitive documentation that provides for the transactions described herein. The Settlement Agreement evidencing the agreement of the parties shall contain such additional terms and conditions as are customary in transactions of similar type, and as are otherwise agreed to by the parties thereto and shall include, without limitation, the following:
1.	The applicable owners of the REIT Collateral shall have transferred all right, title and interest to the REIT Collateral to Huntington, free and clear of all liens, claims and encumbrances.

2.
No change shall have occurred which has or would reasonably be expected to have a material adverse effect (a) on the ability of any Loan Party to perform their respective obligations under the Settlement Agreement.

3.
All governmental and third party consents and approvals necessary in connection with the Settlement Agreement and the documents to be executed in connection therewith, and no law or regulation shall be applicable in the reasonable judgment of Huntington that restrains, prevents, or imposes materially adverse conditions upon the transactions contemplated hereby.

4.
The Loan Parties entering into the Settlement Agreement shall have adopted corporate or limited liability company resolutions or have taken member shareholder actions, as applicable, authorizing all actions contemplated thereby.

5.
A comprehensive “all claims” release shall be delivered from Holding, FCAC, FA and the other Borrowers running in favor of the Lenders, the Administrative Agent and Huntington as swap provider and M&I as risk participant. The release from Huntington and M&I pursuant to its right of subrogation will be limited to claims arising under the applicable Interest Rate Hedge Agreements. Huntington will apply not less than $478 million to Tranche A-1, Tranche A-2 and Tranche A-3 of Huntington’s portion of the indebtedness owing under the Legacy Credit Agreement. The Settlement Agreement will specifically reserve all claims, indebtedness or liabilities under (i) the Legacy Credit Agreement other than the Legacy Reduction, and will reserve and retain the second lien presently existing on $7,500,000 cash therefor, (ii) the Licensing Credit Agreement, (iii) the Static Loans /LaSalle Loans, (iv) the Deferred Payment Agreement (FCMC), (v) any Servicing Agreement still in place, and (vi) all prior releases and indemnities, including any relating to past servicing practices, ongoing consumer litigation and so forth.

6.
The Settlement Agreement will contain customary provisions, such as confidentiality, coordination of public filings in connection with the transaction described herein, non-disparagement, reversal of payments and reinstatement of indebtedness, free and voluntary acts, representation by counsel, automatic relief from stay for any remaining Collateral upon filing of bankruptcy or similar proceedings, Ohio governing law, consent to jurisdiction and venue in the United States District Court for the Southern District of Ohio, Eastern Division, or the courts located in Franklin County, Ohio, waiver of jury trial, waiver of service of process and similar provisions.

7.
Under no circumstances, shall the Administrative Agent or any Lender be liable for any punitive, exemplary, consequential or indirect damages which may be alleged to result in connection with this Settlement Term Sheet.

C. The agreements and consents below shall have been entered into by the parties to such agreements:
1.
The Required Lenders shall have consented to Legacy Amendment No. 3, and the Administrative Agent and the other parties thereto shall have executed and delivered the same, in form satisfactory to the Administrative Agent and the Borrowers.

2.	Huntington, Huntington Finance LLC, FCMC and Holding shall have executed and delivered Licensing Amendment No. 4, in form satisfactory to Huntington and the Borrowers.
Closing Date. The agreements of the parties herein shall be subject to the consummation, no later than May 27, 2011, of all of the actions and transactions discussed herein. The failure of Holding, FCAC, FA, the other Borrowers and any affiliate thereof to consummate any of such actions and transactions on or before such date, shall permit Huntington, in its sole discretion, to terminate this Settlement Term Sheet without any notice or cure.
Miscellaneous Provisions.
The parties hereto agree that this Settlement Term Sheet is for their confidential use only and will not be disclosed by any of them to any person other than their accountants, attorneys, and other advisors, and then only in connection with the transactions contemplated hereby and on a confidential basis, except that any party hereto may make such public disclosures of the terms and conditions hereof as such party required by law to make, in the opinion of their counsel.
This Settlement Term Sheet shall be governed by, and construed in accordance with, the laws of the State of Ohio. Delivery of an executed counterpart of this Settlement Term Sheet by telecopier or PDF shall be effective as delivery of a manually executed counterpart hereof. The agreements of Huntington and the Administrative Agent under the Legacy Credit Agreement hereunder are made solely for the benefit of the parties hereto and may not be relied upon or enforced by any other person. The terms and conditions of this Settlement Term Sheet may be modified only in writing.
Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or otherwise (whether based on contract, tort or otherwise) arising out of or relating to this Settlement Term Sheet or the transactions contemplated hereby or the actions of Huntington or the Administrative Agent under the Legacy Credit Agreement in the negotiation, performance or enforcement hereof.

With respect to the Surrender of the REIT Collateral, the Debt Reduction, and Legacy Amendment No. 3, Huntington, in its capacity as Administrative Agent and as a Lender under the Legacy Credit Agreement, Holding, FCAC, FA and the other Borrowers hereby agree to the terms and conditions of this Settlement Term Sheet. With respect to Licensing Amendment No. 4, Huntington, in its capacity as Administrative Agent under the Licensing Credit Agreement, Holding and FCMC hereby agree to the terms and conditions of this Settlement Term Sheet. Please evidence your acceptance of the provisions of this Settlement Term Sheet by signing a copy of this letter agreement and returning it to the undersigned at or before 5:00 p.m. (eastern time) on May 11, 2011, the time at which this Settlement Term Sheet (if not so accepted prior thereto) will expire.

THE HUNTINGTON NATIONAL BANK, as a Lender under the Legacy Credit Agreement referred to above and pursuant to its swap agreements referred to above

By:	/s/ David L. Abshier
	Name:	David L. Abshier
	Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK, in its capacity as Administrative Agent under the Legacy Credit Agreement referred to above

By:	/s/ David L. Abshier
	Name:	David L. Abshier
	Title:	Senior Vice President

ACCEPTED AND AGREED this 11 day of May, 2011
FRANKLIN CREDIT HOLDING CORPORATION

By:	/s/ Thomas J. Axon Title: President
FRANKLIN CREDIT ASSET CORPORATION

By:	/s/ Thomas J. Axon Title: President and Chairman
FRANKLIN ASSET, LLC

By:	/s/ Thomas J. Axon Title: President and Chairman
EACH OTHER BORROWER LISTED ON THE SIGNATURE PAGES TO THE LEGACY CREDIT AGREEMENT (AS DEFINED ABOVE) OR ANY SCHEDULE THERETO

By:	/s/ Thomas J. Axon Title: President of each such Borrower
FRANKLIN CREDIT MANAGEMENT CORPORATION (as to Amendment No. 4)

By:	/s/ Thomas J. Axon Title: President
cc: Kevin P. Gildea, Chief Legal Officer